Exhibit 99.1

BeiGene Announces Closing of Global Strategic Oncology Collaboration with Celgene Corporation

Cambridge, Mass. and BEIJING, China, Aug. 31, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced the closing of its global strategic oncology collaboration with Celgene Corporation.

The collaboration was announced on July 5, 2017. Under the terms of the agreements, BeiGene has acquired Celgene’s commercial operations in China and assumed commercial responsibility for Celgene’s approved therapies in China (Abraxane®, Revlimid®, and Vidaza®) and pipeline agent CC-122. Celgene has received exclusive rights to develop and commercialize BeiGene’s investigational anti-PD1 antibody, BGB-A317, for solid tumors in the United States, Europe, Japan, and the rest of the world outside of Asia. BeiGene retains rights to BGB-A317 for solid tumors in Asia (excluding Japan), and for hematological malignancies and internal BeiGene combinations globally. BeiGene will receive an aggregate of $413 million from Celgene in upfront licensing fees and equity investment, and will be eligible for up to an additional $980 million in development, regulatory, and sales milestones, as well as royalties on future sales of BGB-A317.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1. It is differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene have a global strategic collaboration for BGB-A317 for solid tumors.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s collaboration with Celgene and the parties’ future plans for BGB-A317 and the products licensed from Celgene in China and the timing and amount of future milestone and royalty payments. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to receive the expected benefits of the Celgene collaboration, BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com